TWFG Announces Third Quarter 2024 Results

– Completed IPO in July 2024, raising $192.9 million in net proceeds through the issuance of 12,650,000 shares of Class A common stock at $17.00 per share –
– Total Written Premium increased 13.0% over the prior year period to $400.1 million –
– Total Revenue increased 14.5% over the prior year period to $54.6 million –
– Organic Revenue Growth Rate* of 7.6% –
– Net Income of $6.9 million –
– Diluted Earnings Per Share and Adjusted Diluted Earnings Per Share* of $0.08 and $0.15, respectively –
– Adjusted EBITDA* increased 29.7% over the prior year period to $11.7 million –

THE WOODLANDS, Texas, November 12, 2024 (GLOBE NEWSWIRE) – TWFG, Inc. (“TWFG”, the “Company” or “we”) (NASDAQ: TWFG), a high-growth insurance distribution company, today announced results for the third quarter ended September 30, 2024.
Third Quarter 2024 Highlights
•Total Written Premium for the quarter increased 13.0% to $400.1 million, compared to $354.1 million in the same period in the prior year
•Total revenues for the quarter increased 14.5% to $54.6 million, compared to $47.7 million in the same period in the prior year
•Organic Revenue Growth Rate* for the quarter was 7.6%
•Net income for the quarter was $6.9 million, compared to $7.6 million in the same period in the prior year
•Adjusted Net Income* for the quarter decreased 4.0% from the prior year period to $8.3 million, and Adjusted Net Income Margin* for the quarter was 15.3%
•Adjusted EBITDA* for the quarter increased 29.7% over the prior year period to $11.7 million, and Adjusted EBITDA Margin* for the quarter increased to 21.5% over the prior year period
•Cash flow from operating activities for the quarter was $11.7 million, compared to $7.4 million in the same period in the prior year
•Adjusted Free Cash Flow* for the quarter was $11.5 million, compared to $4.6 million in the same period in the prior year
*Organic Revenue Growth Rate, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Diluted Earnings Per Share are non-GAAP measures. Reconciliations of Organic Revenue Growth Rate to total revenue growth rate, Adjusted Net income and Adjusted EBITDA to net income, Adjusted Diluted Earnings Per Share to diluted earnings per share, and Adjusted Free Cash Flow to cash flow from operating activities, the most directly comparable financial measures presented in accordance with GAAP, are outlined in the reconciliation table accompanying this release.

“Our thoughts and prayers go out to all those impacted by Hurricanes Beryl, Francine, Helene and Milton. Our agents, employees and carrier partners are working hard to help those impacted recover and rebuild” stated Gordy Bunch, Founder, Chairman, and CEO.

“Our third quarter results illustrate the resiliency of our agents, carriers, employees, and business model with total revenues increasing by 14.5% over the prior year period and Adjusted EBITDA increasing by 29.7%. We generated 7.6% organic growth and increased our Adjusted EBITDA margin to 21.5%.

In addition, our third quarter recruiting efforts continued to outpace our historical growth trends with our agency-in-a-box offering launching 86 new TWFG locations in the quarter. The 86 new agencies opened 13 new states for TWFG Branches in AL, CT, ID, IN, MO, NV, NM, OR, SC, SD, TN, WA and WY which we believe will provide future growth for our business.

Finally, I want to remind our fellow stockholders that experienced agents typically take between two to three years to become productive. We do not expect the 100-plus new branches we launched in 2024 to have a significant impact on revenues this year or next, but over the long term we expect the agents we are onboarding in 2024 to contribute meaningfully to our longer-term organic growth.

I want to thank all our dedicated employees who contributed to our positive results this quarter while navigating multiple hurricanes and an IPO.”

Third Quarter 2024 Results
For the third quarter of 2024, Total Written Premium was $400.1 million, a 13% increase compared to the same period in the prior year. Revenues were $54.6 million, an increase of 14.5% compared to the same period in the prior year. Organic Revenues, a non-GAAP measure that excludes contingent income, fee income, and other income, for the third quarter of 2024 were $47.3 million compared to $42.8 million in the same period in the prior year. Organic Revenue Growth Rate in the third quarter was 7.6%, driven by strong new business growth, offset by normalizing premium retention and the impact of a change in one of our MGA programs that switched from a commission based on written premium to a flat fee starting in the first quarter of this year, with the greatest impact being felt in the current quarter.
Total commission expense for the third quarter of 2024 was $30.8 million, a 5.2% decrease from $32.5 million in the same period in the prior year. Commission expenses decreased despite 9.7% growth in commission income due to the conversion of nine branches to corporate branches, which transitioned our non-employee commission-based colleagues to employees. Upon conversion, these corporate branch employees received salaries, employee benefits, and bonuses for services rendered instead of commissions. Salaries and employee benefits for the third quarter of 2024 were $8.3 million, up 146% from $3.4 million in the same period in the prior year. Approximately $1.0 million of the increase was due to equity compensation expense, while $3.9 million of the increase was due to the branch conversions and 2023 corporate branch acquisitions, along with the growth in the business. Other administrative expenses for the third quarter of 2024 were $4.8 million, a 71.2% increase compared to the same period in the prior year. The increase was due to growth in the business, increase in corporate branches and the absorption of public company costs.

For the third quarter of 2024, net income was $6.9 million, and net income margin was 12.6%, compared to $7.6 million of net income and net income margin of 15.9%, in the same period in the prior year. Adjusted Net Income for the third quarter of 2024 was $8.3 million, compared to $8.7 million in the same period in the prior year. Adjusted Net Income Margin for the third quarter was 15.3%, compared to 18.2% in the same period in the prior year.
Adjusted EBITDA for the third quarter was $11.7 million, an increase of 29.7% over the prior year period. Our Adjusted EBITDA Margin was 21.5% in the third quarter of 2024 compared to 19.0% in the same period in the prior year.
Cash flow from operating activities for the third quarter was $11.7 million, compared to $7.4 million in the same period in the prior year.
Adjusted Free Cash Flow for the third quarter of 2024 was $11.5 million, compared to $4.6 million in the same period in the prior year.
Liquidity and Capital Resources
As of September 30, 2024, the Company had cash and cash equivalents of $191.2 million. We had $50.0 million unused capacity on our revolving credit facility of $50.0 million as of September 30, 2024. The total outstanding term notes payable balance was $6.4 million as of September 30, 2024.
Adjusted Net Income Calculation Methodology

Since the second quarter of 2024, we have used the revised calculation methodology for Adjusted Net Income, which includes amortization expenses among the add-back adjustments to our net income when calculating our Adjusted Net Income. Our legacy calculation methodology reflected the impact of intangible asset amortization as a reduction to our Adjusted Net Income. The revised calculation methodology excludes the effect of intangible asset amortization when calculating our Adjusted Net Income by reflecting it among the add-back adjustments to our net income. We believe that the revised calculation of Adjusted Net Income is more consistent with the method and presentation used by most of our peers and will allow management to better evaluate our performance relative to our peer companies. We believe that the revised calculation more effectively represents what our stakeholders consider useful in assessing our performance.

Conference Call Information
TWFG will host a conference call and webcast tomorrow at 9:00 AM ET to discuss these results.

To access the call by phone, participants should register at this link, where they will be provided with the dial in details. A live webcast of the conference call will also be available on TWFG’s investor relations website at investors.twfg.com. A webcast replay of the call will be available at investors.twfg.com for one year following the call.

About TWFG
TWFG (NASDAQ: TWFG) is a high-growth, independent distribution platform for personal and commercial insurance in the United States and represents hundreds of insurance carriers that underwrite personal lines and commercial lines risks. For more information, please visit twfg.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this report, are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our prospectus (the “IPO Prospectus”) relating to our Registration Statement on Form S-1, as amended (Registration No. 333-280439), filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and in our other filings with the SEC. You should specifically consider the numerous risks outlined under “Risk factors” in the IPO Prospectus.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
Non-GAAP Financial Measures and Key Performance Indicators
Non-GAAP Financial Measures
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow included in this release are not measures of financial performance in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA and Adjusted EBITDA Margin), and cash flow from operating activities (for Adjusted Free Cash Flow) which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.
Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.
Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned mark but have reached the twelve-month owned mark in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period to period.
Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as net income (the most directly comparable GAAP measure) before amortization, non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock

(Class A) and assuming noncontrolling interests do not exist. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
We are subject to U.S. federal income taxes, in addition to state, and local taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. Adjusted Net Income pre-IPO did not reflect adjustments for income taxes since TWFG Holding Company, LLC is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Post-IPO, the calculation will incorporate the impact of federal and state statutory tax rates on 100% of our adjusted pre-tax income as if the Company owned 100% of TWFG Holding Company, LLC.
Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.
Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is Adjusted Net Income divided by diluted shares outstanding after adjusting for the effect of (i) the exchange of 100% of the outstanding Class B common stock of the Company (the “Class B Common Stock”) and Class C common stock of the Company (the “Class C Common Stock”) (together with the related limited liability units in TWFG Holding Company, LLC (the “LLC Units”)) into shares of Class A common stock of the Company (“Class A Common Stock”) and (ii) the vesting of 100% of the unvested equity awards and exchange into shares of Class A Common Stock. This measure does not deduct earnings related to the noncontrolling interests in TWFG Holding Company, LLC for the period prior to July 19, 2024, when we did not own 100% of the business. The most directly comparable GAAP financial metric is diluted earnings per share. We believe Adjusted Diluted Earnings Per Share may be useful to an investor in evaluating our operating performance and efficiency because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon acquisition activity and capital structure. This measure also eliminates the impact of expenses that do not relate to core business performance, among other factors.
Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to exclude equity-based compensation and other non-operating items, including, certain nonrecurring or non-operating gains or losses, including equity-based compensation. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation, and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.
Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flow from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.
The reconciliation of the above non-GAAP measures to their most comparable GAAP financial measure is outlined in the reconciliation table accompanying this release.
Key Performance Indicators
Total Written Premium. Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellation) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring, and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.

Contacts
Investor Contact:
Jeff Arricale for TWFG
Email: jeff.arricale@twfg.com

PR Contact:
Alex Bunch for TWFG
Email: alex@twfg.com

Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Commission income (related party of $3,026 and $1,167 for the three months ended and $6,047 and $3,064 for the nine months ended September 30, 2024 and 2023, respectively)	$48,240	$43,993	$139,447	$122,451
Contingent income	1,383	1,035	3,717	3,023
Fee income (related party of $884 and $419 for the three months ended and $1,799 and $1,258 for the nine months ended September 30, 2024 and 2023, respectively)	2,890	2,107	7,811	6,343
Other income	2,127	575	3,244	1,125
Total revenues	54,640	47,710	154,219	132,942
Expenses
Commission expense	30,766	32,461	89,171	90,853
Salaries and employee benefits	8,331	3,390	21,401	10,096
Other administrative expenses (related party of $339 and $178 for the three months ended and $1,122 and $270 for the nine months ended September 30, 2024 and 2023, respectively)	4,813	2,812	11,687	8,043
Depreciation and amortization	2,985	1,145	8,966	3,340
Total operating expenses	46,895	39,808	131,225	112,332
Operating income	7,745	7,902	22,994	20,610
Interest expense	(411)	(295)	(2,125)	(553)
Other non-operating income (expense), net	(4)	1	8	(10)
Income before tax	7,330	7,608	20,877	20,047
Income tax expense	437	—	437	—
Net income from continuing operations	6,893	7,608	20,440	20,047
Net income from discontinued operation, net of tax	—	—	—	834
Net income	6,893	7,608	20,440	20,881
Less: net income attributable to noncontrolling interests	5,739	—	19,286	—
Net income attributable to TWFG, Inc.	$1,154	$7,608	$1,154	$20,881

Weighted average shares of common stock outstanding (see Note 13):
Basic	14,722,685		14,722,685
Diluted	14,890,382		14,890,382
Earnings per share (see Note 13):
Basic	$0.08		$0.08
Diluted	$0.08		$0.08

The following table presents the disaggregation of our revenues by offerings (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Insurance Services
Agency-in-a-box	$34,000	$35,895	$100,418	$102,539
Corporate Branches	9,234	1,755	25,861	4,259
TWFG MGA	9,490	9,538	25,213	24,417
Other	1,916	522	2,727	1,727
Total revenues	$54,640	$47,710	$154,219	$132,942

The following table presents the disaggregation of our commission income by offerings (in thousands):

	Three Months Ended September 30,
	2024		2023
	Amount	% of Total	Amount	% of Total
Insurance Services
Agency-in-a-Box	$31,543	65%	$34,255	78%
Corporate Branches	9,300	19	1,770	4
Total Insurance Services	40,843	84	36,025	82
TWFG MGA	7,397	16	7,968	18
Total commission income	$48,240	100%	$43,993	100%

The following table presents the disaggregation of our fee income by major sources (in thousands):

	Three Months Ended September 30,
	2024		2023
	Amount	% of Total	Amount	% of Total
Policy fees	$1,064	37%	$580	28%
Branch fees	1,172	40	824	39
License fees	495	17	555	26
TPA fees	159	6	148	7
Total fee income	$2,890	100%	$2,107	100%

The following table presents the disaggregation of our commission expense by offerings (in thousands):

	Three Months Ended September 30,
	2024		2023
	Amount	% of Total	Amount	% of Total
Insurance Services
Agency-in-a-Box	$25,092	82%	$27,297	84%
Corporate Branches	1,304	4	209	1
Total Insurance Services	26,396	86	27,506	85
TWFG MGA	4,346	14	4,937	15
Other	24	—	18	—
Total commission expense	$30,766	100%	$32,461	100%

Condensed Consolidated Statements of Financial Position (Unaudited)
(Amounts in thousands, except share/unit data)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$191,196	$39,297
Restricted cash	9,709	7,171
Commissions receivable, net	22,901	19,082
Accounts receivable	8,782	5,982
Deferred offering costs	—	2,025
Other current assets, net	1,539	1,551
Total current assets	234,127	75,108
Non-current assets
Intangible assets - net	75,024	36,436
Property and equipment - net	682	597
Lease right-of-use assets - net	2,625	2,459
Other non-current assets	635	837
Total assets	$313,093	$115,437

Liabilities and Equity
Current liabilities
Commissions payable	$14,438	$12,487
Carrier liabilities	13,278	8,731
Operating lease liabilities, current	1,070	882
Short-term bank debt	1,897	2,437
Deferred acquisition payable, current	506	5,369
Other current liabilities	6,908	5,006
Total current liabilities	38,097	34,912
Non-current liabilities
Operating lease liabilities, net of current portion	1,448	1,518
Long-term bank debt	4,490	46,919
Deferred acquisition payable, non-current	924	1,037
Total liabilities	44,959	84,386
Commitment and contingencies (see Note 15)
Stockholders'/Members' Equity
Members’ Equity (631,750 common units issued and outstanding at December 31, 2023)	—	632
Class A common stock ($0.01 par value per share - 300,000,000 authorized, 14,811,874 shares issued and outstanding at September 30, 2024)	148	—
Class B common stock ($0.00001 par value per share - 100,000,000 authorized, 7,277,651 shares issued and outstanding at September 30, 2024)	—	—
Class C common stock ($0.00001 par value per share - 100,000,000 authorized, 33,893,810 shares issued and outstanding at September 30, 2024)	—	—
Additional paid-in capital	57,159	25,114
Retained earnings	13,697	4,805
Accumulated other comprehensive income	82	500
Total stockholders' equity attributable to TWFG, Inc. /members’ equity	71,086	31,051
Noncontrolling interests	197,048	—
Total stockholders'/members' equity	268,134	31,051
Total liabilities and equity	$313,093	$115,437

Non-GAAP Financial Measures

A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Total revenues	$54,640	$47,710	$154,219	$132,942
Acquisition adjustments(1)	(898)	(1,153)	(3,582)	(2,648)
Contingent income	(1,383)	(1,035)	(3,717)	(3,023)
Fee income	(2,890)	(2,107)	(7,811)	(6,343)
Other income	(2,127)	(575)	(3,244)	(1,125)
Organic Revenue	$47,342	$42,840	$135,865	$119,803
Organic Revenue Growth(2)	$3,349	$5,048	$14,206	$12,986
Total Revenue Growth Rate(3)	14.5%	16.5%	16.0%	13.6%
Organic Revenue Growth Rate(2)	7.6%	13.4%	11.7%	12.2%

(1) Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2) Organic Revenue for the three months ended September 30, 2023 and 2022, and for the nine months ended September 30, 2023 and 2022, used to calculate Organic Revenue Growth for the three months ended September 30, 2024 and 2023, and for the nine months ended September 30, 2024 and 2023, was $44.0 million, $37.8 million, $121.7 million and $106.8 million, respectively, which is adjusted to reflect revenues from acquired businesses with over $0.5 million in annualized revenue that reached the twelve-month owned mark during the year ended December 31, 2023 and 2022, respectively. Organic Revenue Growth Rate represents the period-to-period change in Organic Revenue divided by the total adjusted Organic Revenue in the prior period.
(3) Represents the period-to-period change in total revenues divided by the total revenues in the prior period.

A reconciliation of Adjusted Net Income and Adjusted Net Income Margin to Net income and Net income Margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

Revised Calculation Methodology Applied to Current Period
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Total revenues	$54,640	$47,710	$154,219	$132,942
Net income	$6,893	$7,608	$20,440	$20,881
Acquisition-related expenses	—	—	—	168
Restructuring and related expenses	—	—	—	17
Discontinued operation income	—	—	—	(834)
Equity-based compensation	1,012	—	1,012	—
Other non-recurring items (1)	—	—	(1,477)	—
Amortization expense	2,920	1,078	8,771	3,143
Adjusted income before income taxes	10,825	8,686	28,746	23,375
Adjusted income tax expense (2)	(2,482)	—	(6,591)	—
Adjusted Net Income	$8,343	$8,686	$22,155	$23,375
Net Income Margin	12.6%	15.9%	13.3%	15.7%
Adjusted Net Income Margin	15.3%	18.2%	14.4%	17.6%

Legacy Calculation Methodology Applied to Current Period
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Total revenues	$54,640	$47,710	$154,219	$132,942
Net income	$6,893	$7,608	$20,440	$20,881
Acquisition-related expenses	—	—	—	168
Restructuring and related expenses	—	—	—	17
Discontinued operation income	—	—	—	(834)
Equity-based compensation	1,012	—	1,012	—
Other non-recurring items (1)	—	—	(1,477)	—
Adjusted income before income taxes	7,905	7,608	19,975	20,232
Adjusted income tax expense (2)	(1,813)	—	(4,580)	—
Adjusted Net Income	$6,092	$7,608	$15,395	$20,232
Net Income Margin	12.6%	15.9%	13.3%	15.7%
Adjusted Net Income Margin	11.2%	15.9%	10.0%	15.2%

(1) Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
(2) Post-IPO, we are subject to United States federal income taxes, in addition to state, local, and foreign taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. For the three and nine months ended September 30, 2024, the calculation of adjusted income tax expense is based on a federal statutory rate of 21% and a blended state income tax rate of 1.93% on 100% of our adjusted income before income taxes as if we owned 100% of the TWFG Holding Company, LLC.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net income and Net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Total revenues	$54,640	$47,710	$154,219	$132,942
Net income	$6,893	$7,608	$20,440	$20,881
Interest expense	411	295	2,125	553
Depreciation and amortization	2,985	1,145	8,966	3,340
Income tax expense	437	—	437	—
EBITDA	10,726	9,048	31,968	24,774
Acquisition-related expenses	—	—	—	168
Restructuring and related expenses	—	—	—	17
Equity-based compensation	1,012	—	1,012	—
Discontinued operation income	—	—	—	(834)
Other non-recurring items(1)	—	—	(1,477)	—
Adjusted EBITDA	$11,738	$9,048	$31,503	$24,125
Net Income Margin	12.6%	15.9%	13.3%	15.7%
Adjusted EBITDA Margin	21.5%	19.0%	20.4%	18.1%

(1) Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
A reconciliation of Adjusted Free Cash Flow to Cash Flow from Operating Activities, the most directly comparable GAAP measure, for each of the periods indicated is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash Flow from Operating Activities	$11,725	$7,394	$28,879	$24,103
Purchase of property and equipment	(233)	(163)	(280)	(217)
Tax distribution to members(1)	—	(2,599)	(6,104)	(9,526)
Acquisition-related expenses	—	—	—	168
Net cash flow provided by operating activities from discontinued operation	—	—	—	(839)
Adjusted Free Cash Flow	$11,492	$4,632	$22,495	$13,689

(1) Tax distributions to members represents the amount distributed to the members of TWFG Holding Company, LLC in respect of their income tax liability related to the net income of TWFG Holding Company, LLC allocated to its members.

A reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most directly comparable GAAP measure, is as follows:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2024	2024
Earnings per share of common stock – diluted	$0.08	$0.08
Plus: Impact of all LLC Units exchanged for Class A Common Stock (1)	0.04	0.29
Plus: Adjustments to Adjusted net income (2)	0.03	0.03
Adjusted Diluted Earnings Per Share	$0.15	$0.40

Weighted average common stock outstanding – diluted	14,890,382	14,890,382
Plus: Impact of all LLC Units exchanged for Class A Common Stock (1)	41,171,461	41,171,461
Adjusted Diluted Earnings Per Share diluted share count	56,061,843	56,061,843

(1) For comparability purposes, this calculation incorporates the net income that would be distributable if all shares of Class B Common Stock and Class C Common Stock, together with the related LLC Units, were exchanged for shares of Class A Common Stock. For the three and nine months ended September 30, 2024, this includes $5.7 million and $19.3 million of net income, respectively, on 56,061,843 weighted-average shares of common stock outstanding - diluted, for both the three and nine months ended September 30, 2024. For both the three and nine months ended September 30, 2024, 41,171,461 weighted average outstanding Class B Common Stock and Class C Common Stock were considered dilutive and included in the 56,061,843 weighted-average shares of common stock outstanding - diluted within diluted earnings per share calculation.
(2) Adjustments to Adjusted Net Income are described in the footnotes of the reconciliation of Adjusted Net Income to Net Income in “Adjusted Net Income and Adjusted Net Income Margin”, which represent the difference between Net Income of $6.9 million and $20.4 million and Adjusted Net Income of $8.3 million and $22.1 million for the three and nine months ended September 30, 2024, respectively. For the three and nine months ended September 30, 2024, Adjusted Diluted Earnings Per Share include adjustments of $1.4 million and $1.7 million to Adjusted Net Income, respectively, on 56,061,843 weighted-average shares of common stock outstanding - diluted for both periods presented.

Key Performance Indicators

The following presents the disaggregation of Total Written Premium by offerings, business mix and line of business (in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Offerings:
Insurance Services
Agency-in-a-Box	$261,560	65%	$284,442	80%	$736,699	66%	$761,260	80%
Corporate Branches	77,636	20	14,286	4	213,689	19	35,156	4
Total Insurance Services	339,196	85	298,728	84	950,388	85	796,416	84
TWFG MGA	60,903	15	55,361	16	164,612	15	150,233	16
Total written premium	$400,099	100%	$354,089	100%	$1,115,000	100%	$946,649	100%

Business Mix:
Insurance Services
Renewal business	$265,026	66%	$242,258	68%	$739,624	66%	$623,773	66%
New business	74,170	19	56,470	16	210,764	19	172,643	18
Total Insurance Services	339,196	85	298,728	84	950,388	85	796,416	84
TWFG MGA
Renewal business	46,075	11	47,818	14	125,364	11	127,552	14
New business	14,828	4	7,543	2	39,248	4	22,681	2
Total TWFG MGA	60,903	15	55,361	16	164,612	15	150,233	16
Total written premium	$400,099	100%	$354,089	100%	$1,115,000	100%	$946,649	100%

Written Premium Retention:
Insurance Services		89%		98%		93%		96%
TWFG MGA		83		88		83		90
Consolidated		88		97		91		95

Line of Business:
Personal lines	$327,159	82%	$289,032	82%	$904,372	81%	$758,297	80%
Commercial lines	72,940	18	65,057	18	210,628	19	188,352	20
Total written premium	$400,099	100%	$354,089	100%	$1,115,000	100%	$946,649	100%